Exhibit 21.1

Summit Healthcare Operating Partnership	Delaware

Healthcare Properties
Cornerstone Healthcare Partners, LLC	Delaware
Cornerstone Healthcare Holdings 1, LLC	Delaware
CHP Portland LLC	Delaware
CHP Medford 1 LLC	Delaware
CHP Friendswood SNF, LLC	Delaware
CHP Tigard, LLC	Delaware
Healthcare Property Holding Co., LLC	Delaware
HP Winston-Salem, LLC	Delaware
NHP Holding Co., LLC	Delaware
HP Aledo, LLC	Delaware
HP Shelby, LLC	Delaware
HP Carteret, LLC	Delaware
HP Hamlet, LLC	Delaware
HP Redding, LLC	Delaware
Friendswood TRS, LLC	Delaware
Summit Lamar, LLC	Delaware
Summit Monte Vista, LLC	Delaware
Summit Myrtle Point, LLC	Delaware
Summit Portland, LLC	Delaware
Summit Salem, LLC	Delaware